Exhibit 99.1

New Energy Systems Group Receives Approval to List on NYSE AMEX

Press Release Source: New Energy Systems Group On Friday August 13, 2010, 8:00 am EDT

NEW YORK and SHENZHEN, China, Aug. 13 /PRNewswire-Asia-FirstCall/ -- New Energy Systems Group (OTC Bulletin Board:NEWN.ob - News) ("New Energy"), a vertically integrated original design manufacturer and distributor of lithium-ion batteries and backup power systems, today announced that it has been approved to list its common stock on NYSE AMEX. Trading of New Energy's shares on the exchange is expected to commence on August 16, 2010 under its current ticker symbol, "NEWN."

Mr. Weihe Yu, Chairman, stated, "We are honored to list our shares on NYSE AMEX, one of the world's preeminent stock exchanges. We view this upgrade as a significant milestone in our company's development and reinforce our commitment to the highest corporate governance standards. We anticipate that New Energy will benefit from greater visibility within the investment community, and a broader universe of potential investors."

Mr. Nian Chen, Chief Executive Officer, commented, "We have worked hard to build our business and establish the credentials needed to qualify for listing. The results of our efforts are illustrated by the company's strong revenue and EPS growth. We are excited about the opportunities that lie ahead for New Energy as we continue to grow the business and generate meaningful value for our shareholders. We look forward to keeping investors updated as new developments unfold."

About New Energy Systems Group

New Energy Systems Group is a vertically integrated original design manufacturer and distributor of lithium-ion batteries and backup power systems for mobile phones, laptops, digital cameras, MP3s and a variety of other portable electronics. The company's end-user consumer products are sold under the Anytone brand in China, and New Energy has recently begun expanding its international sales efforts. The fast pace of new mobile device introductions in China combined with a growing middle class make it fertile ground for New Energy's end-user consumer products as well as its high-powered, lightweight lithium-ion batteries. In addition to historically strong organic growth, New Energy anticipates that it will benefit from economies of scale, broader distribution, greater production capacity and higher profit margins in 2010. Additional information about the company is available at: http://www.newenergysystemsgroup.com .

Forward Looking Statements

This release contains certain "forward-looking statements" relating to the business of the company and its subsidiary and affiliated companies. These forward looking statements are often identified by the use of forward-looking terminology such as "believes," "expects" or similar expressions. Such forward looking statements involve known and unknown risks and uncertainties that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the company's periodic reports that are filed with the Securities and Exchange Commission and available on its website ( http://www.sec.gov ). All forward-looking statements attributable to the company or to persons acting on its behalf are expressly qualified in their entirety by these factors other than as required under the securities laws. The company does not assume a duty to update these forward-looking statements.

For more information, please contact:

Crescendo Communications, LLC
David Waldman or Klea Theoharis
Tel:   +1-212-671-1020
Email: newn@crescendo-ir.com